Exhibit 99.1

Havertys Elects New Director and Announces Quarterly Cash Dividend
Atlanta, Georgia, August 7, 2018 – HAVERTYS (NYSE: HVT and HVT.A) announced today that its board of directors elected G. Thomas Hough to the company's board. He will also serve on the board's Audit Committee.
Mr. Hough, 63, retired as Vice Chair of Ernst & Young LLP in 2014 after serving that firm for 35 years. He steered significant components of the firm serving as Vice Chair of Human Resources from 1996 to 2000, Vice Chair and Southeast Area Managing Partner from 2000 to 2009 based in Atlanta and America's Vice Chair of Assurance from 2009 to 2014 based in New York. He currently serves as a director of Publix Super Markets, Inc., Equifax, Inc., and the Federated Fund Family. He is also active in a number of charitable organizations, as well as serving as a member of the President's Cabinet and Business School Board of Visitors of the University of Alabama. Additionally, he serves on the Business School Board of Visitors of Wake Forest University.
"We are very pleased to have Tom join the Havertys board," said Clarence H. Smith, chairman, president, and CEO. "His impressive career with Ernst & Young and experience in accounting, corporate governance and risk management will make him an outstanding addition to our board."
The board of directors also declared a cash dividend to be paid on the outstanding shares of the two classes of $1 par value common stock of the company at a rate of $0.18 per share on the common stock and $0.17 per share on the Class A common stock. The dividend is payable on September 7, 2018 to shareholders of record at the close of business on August 22, 2018. Havertys has paid a cash dividend in each year since 1935.
About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company's website havertys.com.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, finance, secretary and treasurer

SOURCE:  Havertys